Exhibit 99.1

U.S. Silica Holdings, Inc. Announces First Quarter 2012 Results

Reaffirms Full Year 2012 Guidance

FREDERICK, MD. May 8, 2012 (BUSINESS WIRE) – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $19.1 million, or $0.37 per basic and diluted share for the quarter ended March 31, 2012, compared with net income of $3.5 million, or $0.07 per share for the same period in 2011.

Summary Financial and Operating Data

(unaudited; $ in millions, except statistics and per share)

	Three Months Ended March 31,
	2012	2011
Key Operating Statistics:
Tons Sold: (000s)
Oil & Gas	679.0	433.8
Industrial & Specialty Products	1,063.9	1,034.7

Total	1,742.9	1,468.5

Income:
Revenue	$102.6	$64.4

Contribution Margin	$47.4	$21.4
% Margin	46.2%	33.2%

Adjusted EBITDA (a)	$37.0	$16.7
% Margin	36.1%	26.0%

Net Income	$19.1	$3.5
EPS, Basic and Diluted	$0.37	$0.07

(a)	A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most comparable GAAP measure, and other important information appears on page 6.

President and Chief Executive Officer Bryan Shinn commented, “We are very pleased with our first quarter performance, delivering record revenues and earnings for the Company. Customers continue to highly value our premium Ottawa white sand, our multi-plant-multi-basin logistics capabilities, and supply chain responsiveness. We believe we are well positioned for continued success and reaffirm our guidance for the full year 2012.”

The Company reported first quarter 2012 revenues of $102.6 million, an increase of $38.2 million, or 59% from $64.4 million in 2011 driven by continued growth in demand for our Ottawa White frac sand. Overall sales volume increased 19% during the first quarter of 2012 to 1.7 million tons, as compared to 1.5 million tons in the first quarter of 2011.

First quarter 2012 sales volume within our Oil & Gas Proppants segment increased by 57%, to 679 thousand tons, compared to 434 thousand tons in 2011, while sales volumes for our Industrial and Specialty Products segment grew year over year by 29 thousand tons, or 3%, to 1,064 thousand tons, compared to 1,035 thousand tons in the prior year.

SG&A expense was $9.9 million in the first quarter of 2012, as compared to $5.3 million for 2011. The increase was driven by increased staffing to support our Oil & Gas Proppants segment and to support the transformation and administrative requirements of a public company.

Adjusted EBITDA increased 121%, or $20.3 million, to $37.0 million for the three months ended March 31, 2012, as compared to $16.7 million for the three months ended March 31, 2011, driven by accelerated volume increases in our Oil & Gas Proppants segment, as well as increased pricing in both segments. Adjusted EBITDA margin percentage increased for the three months ended March 31, 2012 to 36%, compared to 26% during the three months ended March 31, 2011.

Capital Update

As of March 31, 2012, we had $84.6 million of cash on hand and $24.0 million available under our credit facilities. Our total outstanding debt at March 31, 2012 was $261.2 million.

Outlook and Guidance

The Company reaffirms full year 2012 guidance with revenues of approximately $395 million to $420 million and Adjusted EBITDA of approximately $142 million to $150 million. The Company has raised the range for full year 2012 capital spend to between $100 million to $115 million. Spending is expected to be primarily directed towards the construction of a resin-coated sand plant in Rochelle, IL and a new Greenfield raw sand plant in Sparta, WI, with $15 million allocated for maintenance.

Conference Call

U.S. Silica will host a conference call for investors today, May 8, 2012 at 10:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan A. Shinn, President and Chief Executive Officer, and William A. White, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 392803. The replay will be available until May 22, 2012.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto U.S. Silica’s website at www.ussilica.com in the Investors Resources section. A replay of the webcast will also be available for approximately 2 weeks following the call.

About U.S. Silica Holdings, Inc.

U.S. Silica Holdings, Inc., a Delaware corporation, is the second largest domestic producer of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market and a variety of attractive industrial and specialty products end markets. During its 112-year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 200 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, Maryland.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

CONTACT: U.S. Silica Holdings, Inc., Telephone: 855-SILICA-7 (855-745-4227), Email: IR@ussilica.com

U.S. SILICA HOLDINGS, INC.

COMBINED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Sales	$102,591	$64,432
Cost of goods sold (excluding depreciation, depletion and amortization)	56,921	43,275
Operating expenses
Selling, general and administrative	9,904	5,323
Advisory fees to parent	—	313
Depreciation, depletion and amortization	5,978	5,089

	15,882	10,725

Operating income	29,788	10,432
Other (expense) income
Interest expense	(3,797)	(5,449)
Other income, net, including interest income	154	174

	(3,643)	(5,275)

Income before income taxes	26,145	5,157
Income tax expense	(7,032)	(1,647)

Net income	$19,113	$3,510

Earnings per share:
Basic	$0.37	$0.07
Diluted	$0.37	$0.07

U.S. SILICA HOLDINGS, INC.

COMBINED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$84,641	$59,199
Accounts receivable, net	56,766	46,600
Inventories, net	31,936	29,307
Prepaid expenses and other current assets	5,804	8,561
Deferred income taxes, net	24,283	28,007
Income tax receivable	—	3,895

Total current assets	203,430	175,569

Property, plant and mine development, net	345,277	336,788
Debt issuance costs, net	2,483	1,291
Goodwill	68,403	68,403
Trade names	10,436	10,436
Customer relationships, net	6,839	6,942
Other assets	6,182	6,367

Total assets	$643,050	$605,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$4,170	$5,588
Accounts payable	19,705	36,579
Accrued liabilities	8,771	9,875
Accrued interest	99	1,659
Current portion of long-term debt	6,364	6,364
Income tax payable	2,550	—
Current portion of deferred revenue	10,393	10,393

Total current liabilities	52,052	70,458

Long-term debt	254,817	255,425
Note payable to parent	—	15,000
Liability for pension and other post-retirement benefits	50,328	52,078
Deferred revenue	701	2,128
Deferred income taxes, net	72,601	75,915
Other long-term obligations	13,139	12,858

Total liabilities	443,638	483,862

Commitments and contingencies

Stockholders’ Equity:
Common stock - $0.01 par value, 100,000,000 authorized shares; 52,941,176 and 50,000,000 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	529	500
Additional paid-in capital	162,100	103,757
Retained earnings	49,151	30,038
Accumulated other comprehensive loss	(12,368)	(12,361)

Total stockholders’ equity	199,412	121,934

Total liabilities and stockholders’ equity	$643,050	$605,796

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA.

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Net income	$19,113	$3,510
Total interest expense, net of interest income	3,763	5,441
Provision for taxes (benefit)	7,032	1,647
Total depreciation, depletion and amortization expenses	5,978	5,089

EBITDA	35,886	15,687
Non-recurring expenses (income) (1)	(439)	—
Transaction expenses (2)	156	—
Permitted management fees and expenses (3)	—	313
Non-cash incentive compensation (4)	654	96
Post-employment expenses (excluding service costs) (5)	605	628
Other adjustments allowable under our existing credit agreements (6)	125	5

Adjusted EBITDA	$36,987	$16,729

(1)	Includes the gain on the sale of assets.
(2)	Includes fees and expenses related to the January 27, 2012 amendment of our Term Loan Facility and ABL Facility.
(3)	Includes fees and expense paid to Golden Gate Capital for ongoing consulting and management services provided pursuant to an Advisory Agreement entered into in connection with the Golden Gate Capital Acquisition; this Advisory Agreement was terminated in connection with our IPO.
(4)	Includes vesting of incentive equity compensation issued to our employees.
(5)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period.
(6)	Reflects miscellaneous adjustments permitted under our existing credit agreements, including such items as expenses related to reviewing growth initiatives and potential acquisitions.